Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS PRELIMINARY FIRST QUARTER 2008 RESULTS

North Andover, MA…April 16, 2008.  Watts Water Technologies, Inc. (NYSE: WTS) today announced preliminary results for the first quarter ended March 30, 2008.  Sales for the first quarter are expected to be approximately $344 million, a decrease of approximately $2.0 million, or 0.6%, compared to the first quarter of 2007. Net income for the first quarter of 2008 is expected to range between $13.0 million and $14.0 million, or between $0.35 and $0.38 per diluted share, compared to net income of $20.0 million, or $0.51 per diluted share, for the first quarter of 2007.

Patrick S. O’Keefe, Chief Executive Officer, commented, “Entering the quarter, we expressed concern that 2008 would be a challenging year with downward pressure from the domestic residential markets, slowing growth in the commercial space and a general slowing of the European economy.  Estimated organic sales, net of estimated currency effects, decreased approximately 6.0% in North America, decreased approximately 6.6% in Europe and decreased approximately 25.0% in China during the first quarter of 2008 compared to 2007.  Our China segment also experienced reduced operating profits due to a plant relocation, severe weather and other operating issues. Further, our estimated worldwide effective tax rate for the first quarter of 2008 is expected to be approximately 7.0% higher as compared to 2007 due to a favorable one-time adjustment in 2007 resulting from a change in Italian tax law.  In response, we are continuing with the restructuring and lean manufacturing initiatives previously announced, and we are diligently reviewing our cost structure to ensure our costs are aligned with the present economic environment.

“The Company emphasizes that the foregoing results are preliminary and are subject to adjustment upon final closing of its first quarter financial results.  While Watts does not regularly issue quarterly guidance, we strive for transparency with our investors and believe this announcement is in keeping with that principal.”

Watts Water Technologies, Inc. expects to release its final results for the first quarter of 2008 on Tuesday, April 29, 2008.  The Company will hold a live web cast of its conference call to discuss first quarter results that same day, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until April 29, 2009.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company’s ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.